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                                                                    Exhibit 99.1


[NETMANAGE LOGO]                                               NEWS RELEASE



Investor Contact:
Michael Peckham
Chief Financial Officer
NetManage, Inc.
(408) 973-7171
invest.rel@netmanage.com


                       NASDAQ EXTENDS COMPLIANCE DEADLINE

CUPERTINO, CA -- NOVEMBER 7, 2002 -- NetManage, Inc. (Nasdaq: NETME), experts in host access and integration solutions, today announced that on November 5, 2002 it received a letter from The Nasdaq Stock Market, Inc. extending to November 14, 2002 the date by which it is required to comply with the continued listing requirements of The Nasdaq National Market by filing its Forms 10-Q for the quarters ending June 30, 2002 and September 30, 2002 and all amended public reports required to be filed with the Securities and Exchange Commission. Upon filing these reports, NetManage's stock trading symbol will return to NETM.

ABOUT NETMANAGE

Founded in 1990, NetManage, Inc. (Nasdaq: NETME), experts in host access and integration solutions, provides software and consulting services to extend and maximize a company's investment in existing legacy systems and applications. NetManage offers a full range of application integration, Web publishing and host access software for mid-size and Global 2000 enterprises. NetManage has more than 30,000 customers including 480 of the Fortune 500. NetManage sells and services its products worldwide through its direct sales force, international subsidiaries, and authorized channel partners. NetManage is headquartered in Cupertino and has offices worldwide. For more information, visit www.netmanage.com.

                                      # # #

(C) 2002 NetManage, Inc., its subsidiaries, and its affiliates. All rights reserved.


NetManage, the NetManage logo, the lizard-in-the-box logo, RUMBA, ONESTEP, ViewNow, SupportNow, and OnWeb are either trademarks or registered trademarks of NetManage, Inc., its subsidiaries, and affiliates in the United States and/or other countries. All other trademarks are the property of their respective owners.

This press release contains, in addition to historical information, forward-looking statements that involve risks and uncertainties, including statements regarding the continued listing of the Company's common stock on The Nasdaq National Market. The Company's actual results could differ materially from the results discussed in the forward-looking statements. The factors that could cause or contribute to such differences include, among others, that the Company recently regained compliance with Nasdaq's $1.00 minimum bid price listing requirement and, since that time, the bid price for the Company's common stock has fallen below $1.00, which may subject its common stock to delisting if the bid price remains below Nasdaq's $1.00 minimum bid price listing requirement for thirty consecutive business days; that the Company cannot predict whether the Company can comply will all other continued listing requirements; that the Company has been notified by Nasdaq that it has failed to timely file its Form 10-Q for the period ended June 30, 2002, which subjects its common stock to delisting by The Nasdaq National Market unless the Company is able to comply with Nasdaq's continued listing condition that it file its Form 10-Q for the period ended June 30, 2002 on or before November 14, 2002; that the Company has not been profitable on an annual basis since 1995 and may never achieve profitability in the future; or that the Company will be restating certain financial results. Additional information on these and other risk factors that could affect the Company's financial results is included in the Company's Annual Report on Form 10-K, Forms 10-Q, Forms 8-K and other documents filed with the Securities and Exchange Commission.